EXHIBIT 1
JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Date: March 30, 2022
/s/ Philip Wellman
Signature

Philip Wellman
Head of Mutual Funds & RIA Compliance
Name/Title
C.M. LIFE INSURANCE CO.

Date: March 30 2022
/s/ M. Timothy Corbett
Signature

M. Timothy Corbett
Executive Vice President
Name/Title

BARINGS LLC
Date: March 30, 2022	/s/ Michael Cowart
Signature

Michael Cowart
Managing Director
Name/Title